Exhibit 99.1

EPR Properties Reports First Quarter 2026 Results
Increases 2026 Earnings and Investment Spending Guidance

Kansas City, MO, May 6, 2026 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2026 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2026	2025	% Change
Total revenue	$181,252	$175,033	3.6%
Net income available to common shareholders	56,578	59,771	(5.3)%
Net income available to common shareholders per diluted common share	0.74	0.78	(5.1)%
Funds From Operations as adjusted (FFOAA)(1)	97,577	91,740	6.4%
FFOAA per diluted common share (1)	1.26	1.19	5.9%
Adjusted Funds From Operations (AFFO)(1)	100,131	92,946	7.7%
AFFO per diluted common share (1)	1.29	1.21	6.6%

(1) A non-GAAP financial measure
First Quarter Company Headlines
•Strong Funds from Operations Growth - For the first quarter of 2026, FFOAA per diluted common share and AFFO per diluted common share increased by 5.9% and 6.6%, respectively, compared to the first quarter of 2025.
•Executes on Investment Pipeline - During the first quarter of 2026, the Company's investment spending totaled $51.3 million. Subsequent to quarter-end, the Company completed the acquisition of six attraction properties as part of its previously announced acquisition of a portfolio of seven attraction properties from Six Flags Entertainment Corporation. These six properties comprise the substantial majority of the Company's $315.0 million portfolio investment.
•Enters Into Forward Sales Agreement Under Its ATM Program - During the first quarter of 2026, the Company entered into a forward sales agreement pursuant to its ATM Program to sell 797,422 common shares for initial gross sales proceeds of $47.5 million upon settlement, or an average sale price of $59.52 per share, subject to adjustment. As of March 31, 2026, the Company had $68.5 million of cash on hand (exclusive of the proceeds anticipated from settling the forward sales agreement) and no outstanding balance on its $1.0 billion unsecured revolving credit facility.
•Increases Monthly Common Share Dividend - As previously announced, the Company increased its monthly common share dividend by 5.1% to $0.31 per share starting with the dividend paid on April 15, 2026 to common shareholders of record as of March 31, 2026.
•Increases 2026 Guidance - The Company is increasing FFOAA per diluted common share guidance for 2026 to a range of $5.37 to $5.53 from a range of $5.28 to $5.48, representing an increase of 6.5% at the midpoint over 2025. The Company is also increasing investment spending guidance for 2026 to a range of $500.0 million to $600.0 million from a range of $400.0 million to $500.0 million and increasing disposition proceeds guidance to a range of $50.0 million to $100.0 million from a range of $25.0 million to $75.0 million.

“We are pleased with our first quarter results, including strong earnings growth and the momentum we have established in executing our growth strategy," stated Company Chairman and CEO Greg Silvers. "We deployed over $50 million during the quarter, and subsequent to quarter-end completed the acquisition of six high-quality regional parks with strong fundamentals and compelling long-term value creation potential. We have visibility to attractive opportunities across our target property types, and a balance sheet which provides the capacity to execute on our growth objectives. We are increasing both our earnings and investment spending guidance for the year, which reflects our confidence in the quality of our portfolio, the strength of our pipeline and our ability to continue creating long-term shareholder value."

Investment Update
The Company's investment spending during the three months ended March 31, 2026 totaled $51.3 million and included the acquisition of a fitness & wellness property in New York for $34.5 million. The remaining investment spending for the quarter related to experiential build-to-suit development and redevelopment projects.

As of March 31, 2026, the Company expects approximately $71.0 million in additional investment spending for existing experiential development and redevelopment projects, with substantially all expected to be funded in 2026. The Company also has a strong pipeline of potential new investments.

Subsequent to quarter-end, the Company completed the acquisition of six U.S. attraction properties as part of its previously announced acquisition of a portfolio of seven attraction properties from Six Flags Entertainment Corporation. These six U.S. properties comprise the substantial majority of the Company's $315.0 million portfolio investment. The remaining property, La Ronde in Montreal, Quebec, is expected to close in the second quarter of 2026, subject to satisfaction or waiver of customary closing conditions. Enchanted Parks will operate the six U.S. properties under a long-term triple-net master lease, and La Ronde Operations, Inc., is expected to operate La Ronde under a long-term triple-net lease.

During the first quarter of 2026, the Company exercised its purchase option to convert a $70.0 million mortgage note receivable secured by an experiential lodging property in Tennessee into a wholly-owned rental property subject to a long-term triple-net lease. In connection with this conversion, the Company recognized a gain on real estate transactions of approximately $1.0 million and a benefit for credit losses of approximately $1.3 million.

Capital Markets Activity
During the three months ended March 31, 2026, the Company entered into a forward sales agreement pursuant to its "at-the-market" offering program ("ATM Program") to sell an aggregate of 797,422 common shares for initial gross proceeds of $47.5 million upon settlement, or an average forward price of $59.52 per share, subject to adjustment. The Company has the option to settle the outstanding common shares any time before the maturity of the forward sales agreement on March 1, 2027, subject to customary closing conditions, for the initial gross proceeds as adjusted for payment of commissions and applicable dividends as well as daily adjustment based on the overnight bank borrowing rate less a spread. As of March 31, 2026, the Company has approximately $352.5 million of remaining capacity under its existing ATM Program.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. At March 31, 2026, the Company had $68.5 million of cash on hand and no outstanding balance on its $1.0 billion unsecured revolving credit facility. There are no scheduled debt maturities until August 2026.

Portfolio Update
The Company's total assets were $5.7 billion (after accumulated depreciation of approximately $1.8 billion) and total investments (a non-GAAP financial measure) were $7.1 billion at March 31, 2026, with Experiential investments totaling $6.7 billion, or 94%, and Education investments totaling $0.4 billion, or 6%.

The Company's Experiential portfolio (excluding property under development, undeveloped land inventory and two joint venture properties) consisted of the following property types (owned or financed) at March 31, 2026:
•148 theatre properties;
•61 eat & play properties (including seven theatres located in entertainment districts);
•26 attraction properties;
•11 ski properties;
•four experiential lodging properties;
•28 fitness & wellness properties;
•one gaming property; and
•one cultural property.

As of March 31, 2026, the Company's wholly-owned Experiential portfolio consisted of approximately 19.2 million square feet, was 99% leased or operated and included a total of $23.4 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at March 31, 2026:
•46 early childhood education center properties; and
•nine private school properties.

As of March 31, 2026, the Company's wholly-owned Education portfolio consisted of approximately 1.1 million square feet and was 100% leased.

The combined wholly-owned portfolio consisted of 20.3 million square feet and was 99% leased or operated.

Dividend Information
The Company's Board of Trustees declared its monthly cash dividend to common shareholders of $0.31 per share payable April 15, 2026 to shareholders of record as of March 31, 2026. This dividend represents an annualized dividend of $3.72 per common share, an increase of 5.1% over the prior year's annualized dividend (based upon the monthly dividend at the end of the prior year).

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares, payable April 15, 2026 to shareholders of record as of March 31, 2026.

2026 Guidance
(Dollars in millions, except per share data):

	Current			Prior
Net income available to common shareholders per diluted common share	$3.03	to	$3.19	$2.89	to	$3.09
FFOAA per diluted common share	5.37	to	5.53	5.28	to	5.48
Investment spending	500.0	to	600.0	400.0	to	500.0
Disposition proceeds	50.0	to	100.0	25.0	to	75.0

The Company is increasing its 2026 earnings guidance for FFOAA per diluted common share to a range of $5.37 to $5.53 from a range of $5.28 to $5.48, representing an increase of 6.5% at the midpoint over 2025. The 2026 guidance for FFOAA per diluted common share is based on an FFO per diluted common share range of $5.41 to $5.57 adjusted for retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, and deferred income tax benefit. FFO per diluted common share for 2026 is based on a net income available to common shareholders per diluted common share range of $3.03 to $3.19 plus estimated real estate depreciation and amortization of $2.49 and allocated share of joint venture depreciation of $0.05, less estimated gain on real estate transactions of $0.08 and the impact of Series C and Series E dilution of $0.08 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found on page 23 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on May 7, 2026 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. It is recommended that you join 10 minutes prior to the start of the event (although you may register and join the webcast at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the first quarter ended March 31, 2026 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2026	2025
Rental revenue	$155,185	$146,359
Other income	10,070	11,636
Mortgage and other financing income	15,997	17,038
Total revenue	181,252	175,033
Property operating expense	15,353	15,171
Other expense	10,989	12,611
General and administrative expense	14,242	14,024
Retirement and severance expense	1,423	—
Transaction costs	293	567
Provision (benefit) for credit losses, net	(5,597)	(652)
Depreciation and amortization	44,957	41,089
Total operating expenses	81,660	82,810
Gain on real estate transactions	1,027	9,384
Income from operations	100,619	101,607
Interest expense, net	34,763	33,021
Equity in loss from joint ventures	2,632	2,647
Income before income taxes	63,224	65,939
Income tax expense	614	136
Net income	$62,610	$65,803
Preferred dividend requirements	6,032	6,032
Net income available to common shareholders of EPR Properties	$56,578	$59,771
Net income available to common shareholders of EPR Properties per share:
Basic	$0.74	$0.79

Diluted	$0.74	$0.78
Shares used for computation (in thousands):
Basic	76,326	75,804
Diluted	76,573	76,215

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2026	December 31, 2025
Assets
Real estate investments, net of accumulated depreciation of $1,756,760 and $1,714,886 at March 31, 2026 and December 31, 2025, respectively	$4,589,678	$4,494,259
Land held for development	20,168	20,168
Property under development	23,377	54,905
Operating lease right-of-use assets	166,646	170,755
Mortgage notes and related accrued interest receivable, net of allowance for credit losses of $10,704 and $15,929 at March 31, 2026 and December 31, 2025, respectively	614,759	679,254
Investment in joint ventures	9,684	12,316
Cash and cash equivalents	68,465	90,577
Restricted cash	6,091	8,071
Accounts receivable	101,230	97,855
Other assets	82,714	71,602
Total assets	$5,682,812	$5,699,762
Liabilities and Equity
Accounts payable and accrued liabilities	$100,697	$99,392
Operating lease liabilities	200,118	204,747
Dividends payable	29,749	28,495
Unearned rents and interest	104,701	108,546
Debt	2,931,377	2,929,411
Total liabilities	3,366,642	3,370,591
Total equity	$2,316,170	$2,329,171
Total liabilities and equity	$5,682,812	$5,699,762

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses on real estate transactions and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees; and subtracting amortization of above and below market leases, net and tenant allowances, maintenance capital expenditures (including second-generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO, including per share amounts for FFO and FFOAA, for the three months ended March 31, 2026 and 2025 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2026	2025
FFO:
Net income available to common shareholders of EPR Properties	$56,578	$59,771
Gain on real estate transactions	(1,027)	(9,384)
Real estate depreciation and amortization	44,797	40,932
Allocated share of joint venture depreciation	996	1,036
FFO available to common shareholders of EPR Properties	$101,344	$92,355

FFO available to common shareholders of EPR Properties	$101,344	$92,355
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted FFO available to common shareholders of EPR Properties	$105,220	$96,231

FFOAA:
FFO available to common shareholders of EPR Properties	$101,344	$92,355
Retirement and severance expense	1,423	—
Transaction costs	293	567
Provision (benefit) for credit losses, net	(5,597)	(652)
Deferred income tax expense (benefit)	114	(530)
FFOAA available to common shareholders of EPR Properties	$97,577	$91,740

FFOAA available to common shareholders of EPR Properties	$97,577	$91,740
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted FFOAA available to common shareholders of EPR Properties	$101,453	$95,616

AFFO:
FFOAA available to common shareholders of EPR Properties	$97,577	$91,740
Non-real estate depreciation and amortization	160	157
Deferred financing fees amortization	2,672	2,206
Share-based compensation expense to management and trustees	4,099	3,867
Amortization of above and below market leases, net and tenant allowances	(81)	(81)
Maintenance capital expenditures (1)	(211)	(1,251)
Straight-lined rental revenue	(3,490)	(3,397)
Straight-lined ground sublease expense	(49)	2
Non-cash portion of mortgage and other financing income	(546)	(297)
AFFO available to common shareholders of EPR Properties	$100,131	$92,946

AFFO available to common shareholders of EPR Properties	$100,131	$92,946
Add: Preferred dividends for Series C preferred shares	1,938	1,938
Add: Preferred dividends for Series E preferred shares	1,938	1,938
Diluted AFFO available to common shareholders of EPR Properties	$104,007	$96,822

	Three Months Ended March 31,
	2026	2025
FFO per common share:
Basic	$1.33	$1.22
Diluted	1.31	1.20
FFOAA per common share:
Basic	$1.28	$1.21
Diluted	1.26	1.19
AFFO per common share:
Basic	$1.31	$1.23
Diluted	1.29	1.21
Shares used for computation (in thousands):
Basic	76,326	75,804
Diluted	76,573	76,215

Weighted average shares outstanding-diluted EPS	76,573	76,215
Effect of dilutive Series C preferred shares	2,371	2,336
Effect of dilutive Series E preferred shares	1,672	1,665
Adjusted weighted average shares outstanding-diluted Series C and Series E	80,616	80,216
Other financial information:
Dividends per common share	$0.900	$0.865

(1) Includes maintenance capital expenditures and certain second-generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three months ended March 31, 2026 and 2025. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt and Proforma Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. Proforma Net Debt is presented by subtracting the estimated net proceeds from forward sales agreements under the Company's ATM Program from Net Debt. The Company believes both of these calculations constitute beneficial supplemental non-GAAP financial disclosures to investors in understanding our financial condition. The Company's method of calculating Net Debt and Proforma Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced by cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of these ratios in similar manners. The Company's method of calculating the Net Debt to Gross Assets Ratio and Proforma Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses on real estate transactions, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio are supplemental measures derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of these ratios in similar manners. In addition, financial institutions use versions of these ratios in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Proforma Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, Proforma Net Debt to

Gross Assets Ratio, EBITDAre, Adjusted EBITDAre, Net Debt to Adjusted EBITDAre Ratio and Proforma Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	March 31,
	2026	2025
Net Debt:
Debt	$2,931,377	$2,791,962
Deferred financing costs, net	23,215	17,630
Cash and cash equivalents	(68,465)	(20,572)
Net Debt	$2,886,127	$2,789,020

Proforma Net Debt:
Net Debt	$2,886,127	$2,789,020
Estimated net proceeds from forward sales agreements (1)	(46,855)	—
Proforma Net Debt	$2,839,272	$2,789,020

Gross Assets:
Total Assets	$5,682,812	$5,532,549
Accumulated depreciation	1,756,760	1,595,820
Cash and cash equivalents	(68,465)	(20,572)
Gross Assets	$7,371,107	$7,107,797

Debt to Total Assets Ratio	52%	50%
Net Debt to Gross Assets Ratio	39%	39%
Proforma Net Debt to Gross Assets Ratio	39%	39%

	Three Months Ended March 31,
	2026	2025
EBITDAre and Adjusted EBITDAre:
Net income	$62,610	$65,803
Interest expense, net	34,763	33,021
Income tax expense	614	136
Depreciation and amortization	44,957	41,089
Gain on real estate transactions	(1,027)	(9,384)
Allocated share of joint venture depreciation	996	1,036
Allocated share of joint venture interest expense	503	375
EBITDAre	$143,416	$132,076

Retirement and severance expense	1,423	—
Transaction costs	293	567
Provision (benefit) for credit losses, net	(5,597)	(652)
Adjusted EBITDAre (for the quarter)	$139,535	$131,991

Adjusted EBITDAre (annualized) (2)	$558,140	$527,964

Net Debt/Adjusted EBITDAre Ratio	5.2	5.3

Proforma Net Debt/Adjusted EBITDAre Ratio	5.1	5.3

(1) Represents proforma adjustment for estimated net proceeds from forward sales agreements that have not settled as if they have been physically settled for cash as of the date presented. Settlement of these shares is subject to customary closing conditions, and actual net proceeds will be net of costs and certain adjustments calculated on the settlement date.
(2) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre and Net Debt/Annualized EBITDAre ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter ended March 31, 2026.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	March 31, 2026	December 31, 2025
Total assets	$5,682,812	$5,699,762
Operating lease right-of-use assets	(166,646)	(170,755)
Cash and cash equivalents	(68,465)	(90,577)
Restricted cash	(6,091)	(8,071)
Accounts receivable	(101,230)	(97,855)
Add: accumulated depreciation on real estate investments	1,756,760	1,714,886
Add: accumulated amortization on intangible assets (1)	32,127	31,584
Prepaid expenses and other current assets (1)	(42,511)	(37,237)
Total investments	$7,086,756	$7,041,737

Total Investments:
Real estate investments, net of accumulated depreciation	$4,589,678	$4,494,259
Add back accumulated depreciation on real estate investments	1,756,760	1,714,886
Land held for development	20,168	20,168
Property under development	23,377	54,905
Mortgage notes and related accrued interest receivable, net	614,759	679,254
Investment in joint ventures	9,684	12,316
Intangible assets, gross (1)	69,678	63,239
Notes receivable and related accrued interest receivable, net (1)	2,652	2,710
Total investments	$7,086,756	$7,041,737

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:
	March 31, 2026	December 31, 2025
Intangible assets, gross	$69,678	$63,239
Less: accumulated amortization on intangible assets	(32,127)	(31,584)
Notes receivable and related accrued interest receivable, net	2,652	2,710
Prepaid expenses and other current assets	42,511	37,237
Total other assets	$82,714	$71,602

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.7 billion (after accumulated depreciation of approximately $1.8 billion) across 42 states and Canada. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our ongoing negotiations to exit from certain joint ventures or the ultimate terms of any such exit, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com